Registration Statement No. 333-237342

Filed Pursuant to Rule 433

May 26, 2020

.@REXShares is pleased to announce that Bank of Montreal has upsized the aggregate principal amount of $NRGU, the 3x Leveraged Exchange Traded Note linked to the @Solactive MicroSectors US Big Oil Index, to $975mm. #Crude #Oil #Oilstocks

https://www.microsectors.com/post/microsectors-u-s-big-oil-index-3x-leveraged-etn-nrgu-upsized-to-975-million-aggregate-amount

Want to trade the only 3x leveraged energy exchange-traded product in the US that includes the largest market cap US energy stocks? Learn more about $NRGU and its recent upsize:

https://www.microsectors.com/post/microsectors-u-s-big-oil-index-3x-leveraged-etn-nrgu-upsized-to-975-million-aggregate-amount

Looking to trade the biggest names in U.S. energy? $NRGU, the MicroSectors™ U.S. Big Oil Index 3X Leveraged ETN, offers exposure to the 10 biggest energy names in the US by market cap. Learn more about $NRGU and its recent upsize here:

https://www.microsectors.com/post/microsectors-u-s-big-oil-index-3x-leveraged-etn-nrgu-upsized-to-975-million-aggregate-amount

MICROSECTORS Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.